AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into this June 1, 2019, with an employment term to be effective as of the Effective Date (as defined below), by and between DuPont de Nemours, Inc. (f/k/a DowDuPont Inc., the “Company”) and Edward D. Breen, an individual (the “Executive” and, together with the Company, the “Parties” and each a “Party”).

RECITALS

WHEREAS, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 11, 2015, as amended, by and among the Company, The Dow Chemical Company (“Dow”), Diamond Merger Sub, Inc., E. I. du Pont de Nemours and Company (“Old DuPont”) and Orion Merger Sub, Inc., Old DuPont and Dow each became subsidiaries of the Company (such transactions the “Mergers” and the date of consummation of the Mergers the “Closing Date”);

WHEREAS, effective as of the Closing Date, Old DuPont and Executive entered into an Employment Agreement the “Prior Agreement”) pursuant to which the Executive is serving as the Chief Executive Officer of the Company and as a member of its Board of Directors (the “Board”);

WHEREAS, effective February 1, 2019, Executive ceased being an employee of Old DuPont and became an employee of DuPont Specialty Products USA, LLC (“DSPU”), and Old DuPont assigned to DSPU, and DSPU assumed from Old DuPont, all of Old DuPont’s rights and obligations under the Prior Agreement;

WHEREAS, the Company has completed the separation of its Materials Science Business from its other businesses through the spin-off of Dow and the separation of its agriculture business and specialty products business through the spin-off of Corteva, Inc. (such company “Corteva” and such spin-off the “AgCo Spin”);

WHEREAS, effective as of immediately before the execution of this Agreement, DSPU has assigned and the Company assumed all of DSPU’s rights and obligations under the Prior Agreement;

WHEREAS, effective with effect from consummation of the AgCo Spin (the “Effective Time” and the date on which the Effective Time occurs, the “Effective Date”), the Parties wish to cause this amendment and restatement of the Prior Agreement to become effective and to read in its entirety as set forth herein;

WHEREAS, the Parties acknowledge that, after the Effective Time, Executive would have had “Good Reason” to terminate his employment under the Prior Agreement; and

WHEREAS, the Parties desire to amend and restate the Prior Agreement to provide that, among other things, a portion of the cash payment to which Executive otherwise would have been entitled upon such a termination generally instead shall be subject to Executive’s continued employment for the period specified herein.

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:

1.    Term. The term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing at the Effective Time and ending December 31, 2020, or such later date as the Parties may mutually agree in writing.

2.    Employment. During the Employment Term:

(a)    Position, Duties and Reporting. Executive shall be employed by the Company or at the discretion of the Company one of its direct or indirect wholly-owned subsidiaries and shall serve as Executive Chairman of the Company. Executive shall report directly to the Board in his capacity as Executive Chairman of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities and consistent with the Bylaws of the Company as amended and in effect from time to time. The Chief Executive Officer shall report directly to Executive.

(b)    Service on Board and Other Positions. The Company shall re-nominate Executive for election to the Board. Executive shall not receive separate or additional compensation for service on the Board. At, or any time after, the time of his termination of employment with the Company for any reason, Executive shall resign from the Board if requested to do so by the Company and Executive shall resign from each other position he holds with the Company or its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended (each, an “Affiliate”). The preceding sentence shall survive any termination of the Employment Term.

(c)    Other Activities. Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(c), Executive shall devote his full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Before joining or agreeing to serve on corporate, civil or charitable boards or committees on which he does not serve as of the date hereof, Executive shall obtain approval of the Board. It is acknowledged and agreed that, as of the date hereof, Executive serves as a member of the Board of Directors of Comcast Corporation and the Advisory Board of New Mountain Capital LLC and that such service does not violate the terms of this Section 2(c). Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(d)    Employment Location. Executive’s principal place of employment shall be located in the headquarters of the Company effective as of the Effective Date or such other location as mutually agreed upon by the Board and Executive, provided that Executive shall travel and shall temporarily render services at other locations as may reasonably be required by his duties hereunder.

(e)    Company Policies. Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives of the Company, including without limitation any policy restricting pledging and hedging investments in Company equity by Company executives, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 2(e) shall survive the termination of the Employment Term.

3.    Annual Compensation. During the Employment Term:

(a)    Base Salary. Executive shall be paid an annual base salary of $1,000,000 (as it may be modified in accordance with the succeeding provisions of this subsection (a), “Base Salary”) in accordance with his employer’s regular payroll practices as in effect from time to time. During the Employment Term, the Base Salary will be reviewed at least annually and is subject to increase at the discretion of the independent members of the Board upon recommendation from the People and Compensation Committee of the Board (the “Committee”). Any such increase shall be Executive’s “Base Salary” for all purposes under this Agreement (including without limitation Section 5 hereof).

(b)    Annual Bonus. The Company shall assume and honor the target annual cash bonus previously established by the Company and its Affiliates in respect of calendar year 2019. With respect to calendar year 2020, Executive shall be eligible to receive a target annual cash bonus of 100% of Base Salary (the “Target Bonus”) based on the achievement of such performance criteria as may be established by the independent members of the Board upon recommendation from the Committee. In the event of a termination of Executive’s employment as a result of, or following, the expiration of the Employment Term for reasons other than for Cause (as defined below), Executive shall be eligible for a bonus for the fiscal year in which such termination occurs based on achievement of applicable Company performance requirements for such fiscal year, payable when bonuses are paid to other senior executives, and prorated based on the number of days employed during such fiscal year.

4.    Long-Term Incentive Compensation. With respect to calendar year 2020, Executive shall be eligible to receive long-term incentive compensation grants with a grant date fair value for financial accounting purposes of $9,000,000 at target based on the achievement of such performance criteria as may be established by the independent members of the Board upon recommendation from the Committee. To the extent that eligibility for “retirement” (or analogous concept) favorably affects rights under any such grant or any long-term incentive compensation grant at any time from the Company or Old DuPont held by Executive as of the date hereof, Executive’s age and years of service with the Company (and Old DuPont) from time to time shall be deemed to satisfy the requirements for such retirement, the terms of any such grant to the contrary notwithstanding. Grants made after the Effective Date shall have retirement vesting and, for any stock options, exercise terms that are not less favorable to Executive than such terms as are in effect for grants outstanding prior to the Effective Date). In the event of Executive’s termination of employment as a result of, or following, the expiration of the Employment Term for reasons other than for Cause, for purposes of such retirement eligibility he shall be deemed to have satisfied any post-grant minimum service period provided under such grants outstanding on such termination date. For the avoidance of doubt, in the event of a termination of Executive’s employment, other than either by the Company for Cause or by Executive without Good Reason (as defined below) (and not due to Disability (as defined below)), Executive shall be treated under the most favorable terms of each such grant respecting such termination or retirement.

5.    Retention Benefit. If Executive remains employed by the Company or an Affiliate through December 31, 2020, or, if earlier, the date of Executive’s employment termination by the Company without Cause, by Executive for Good Reason or by reason of Executive’s death or Disability (Cause, Good Reason and Disability as defined below and such earliest date the “Retention Payment Date”), the Company shall pay (or cause to be paid) to Executive (or his estate, as the case may be), a cash lump-sum, within fifteen (15) days after the effectiveness of the Release (as defined below), equal to three (3) times the sum of Executive’s Base Salary and Target Bonus, provided that Executive (or his estate in the case of Executive’s death) (a) executes a general release of claims in the form attached hereto as Exhibit A (“Release”), and all applicable revocation periods relating to the Release expire within fifty-five (55) days following the Retention Payment Date, (b) complies with the provisions of Section 10 of the Old DuPont Senior Executive Severance Plan (as assumed by the Company in respect of employees of the Company or its subsidiaries who, as of immediately before the Effective Time, were participants therein (the “SESP”)), other than Section 10.5 thereof (titled "Non-Competition Regarding Activities"), and (c) complies with Section 10(b) of this Agreement, provided that the Restricted Period thereunder shall be for a period of eighteen (18) months following the date of Executive's termination of employment.

6.    Other Benefits. During the Employment Term:

(a)    Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and its Affiliates on the same basis and terms as are applicable to senior executives of the Company generally.

(b)    Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the normal policies and procedures of the Company and its Affiliates, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by him in connection with the performance of his duties hereunder.

(c)    Office and Facilities. Executive shall be provided with an appropriate permanent office and with such permanent secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of his duties hereunder.

(d)    Vacation. Executive shall be entitled to paid time off in accordance with the policies as periodically established for senior executives of the Company, provided that he shall be eligible for not less than four weeks of vacation per calendar year (pro-rated for the portion of calendar year 2020 during the Employment Term).

(e)    SESP. Executive’s participation in the SESP shall continue in effect as of and following the Effective Date in accordance with and subject to the terms and conditions of the SESP (as in effect on the date hereof, subject to the provisions of this Agreement and, as under the Prior Agreement, determined without regard to any otherwise applicable expiration of its Term (as defined therein)).

7.    Termination Events. Executive’s employment with the Company and its Affiliates hereunder may be terminated under the circumstances set forth below in this Section 7:

(a)    Death. Executive’s employment shall be terminated as of the date of Executive’s death.

(b)    Disability. The Company may terminate Executive’s employment upon and at any time during the continuance of his disability within the meaning of the long-term disability plan maintained by the Company or its Affiliates in respect of senior executives of the Company as in effect from time to time (“Disability”).

(c)    By the Company. The Company may terminate Executive’s employment either for Cause or without Cause (within the meaning of the SESP (“Cause”)) effective as of the date specified in the applicable Notice of Termination (as defined below).

(d)    By Executive. Executive may terminate his employment either for Good Reason or without Good Reason (within the meaning of the SESP, provided that whether Good Reason exists shall be determined by reference to changes in the terms and conditions of Executive’s employment as in effect immediately following the Effective Time (“Good Reason”)) effective as of the date specified in the applicable Notice of Termination.

Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid the imposition of a tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, Executive shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this Agreement until he would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A.

8.    Termination Procedures.

(a)    Notice of Termination. Any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination provided in accordance with Section 11(c) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) specify the Date of Termination (as defined below) and (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), and (ii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

9.    Compensation Upon Termination. Without limiting Section 5 hereof, upon termination of Executive’s employment during or immediately upon the expiration of the Employment Term, Executive (or his estate, as the case may be) shall be entitled to compensation and benefits as follows:

(a)    Accrued Compensation. If Executive’s employment is terminated for any reason, the Company shall pay (or cause to be paid) to Executive or his estate, as the case may be, except to the extent it would result in a duplication of benefits payable under the SESP, (i) any unpaid Base Salary earned by Executive, and any unused paid time off accrued by Executive, through the Date of Termination, (ii) any expenses incurred but not yet reimbursed in accordance with Section 6(b) hereof, (iii) any vested employee benefits to which Executive is entitled as of the Date of Termination under the employee benefit plans of the Company or an Affiliate, (iv) except in the case of a termination by the Company for Cause, any annual cash bonus earned by Executive for a prior year but not yet paid to Executive as of the Date of Termination, and (v) for the year in which the Employment Term expires, if applicable, a bonus as set forth in Section 3(b) (collectively, as applicable, the “Accrued Compensation”).

(b)    Other than for Cause. If Executive’s employment terminates for any reason other than by the Company for Cause, the Company shall pay or provide (or cause to be paid or provided) to Executive or his estate, as the case may be, the compensation and benefits determined for a Tier I participant under Section 2.1(ii)-2.1(vi) of the SESP (but, for the avoidance of doubt, not the compensation described in Section 2.1(i) of the SESP) without regard for any expiration of the Term (as defined under the SESP) thereunder, subject to (i) a Release from Executive (or his estate, as the case may be) on the terms otherwise applicable under the SESP, (ii) Executive's compliance with the provisions of Section 10 of the SESP, other than Section 10.5 thereof, and (iii) complies with Section 10(b) of this Agreement, provided that the Restricted Period thereunder shall be for a period of eighteen (18) months following the date of Executive's termination of employment.

(b)    For Cause. If Executive’s employment is terminated by the Company for Cause, the Company shall pay (or cause to be paid) to Executive the Accrued Compensation and shall have no further obligation to provide compensation or benefits to Executive by reason of such termination.

(c)    Equity and Other Long-Term Incentive Awards. All unvested equity or other long-term incentive compensation awards outstanding immediately prior to a termination of Executive’s employment shall be governed by the respective terms of the awards, subject to Section 4 above.

10.    Restrictive Covenants.

(a)    Non-Disparagement. From and following the Date of Termination, Executive agrees not to make negative comments or otherwise disparage the Company or any companies that are or ever were its controlled affiliates whether or not still controlled, or any of their current or former directors or officers at a level of Vice President or above, in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation, as applicable. The Company agrees that the Company will not, and the Company will instruct the individuals reporting directly to Executive as of the Date of Termination and the members of the Board as of the Date of Termination to not, while employed by the Company or its Affiliates or serving as a member of the Board, as the case may be, make negative comments about Executive or otherwise disparage Executive in any manner that is reasonably likely to be harmful to his business reputation or personal reputation. The Company and Executive will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law. Nothing contained in this Section 10(a) shall prevent either Party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between or among the Parties or in any response or disclosure by either Party compelled by legal process or required by applicable law.

(b)    Non-Competition. During Executive’s employment and for a period of one (1) year after Executive’s employment with the Company terminates for any reason (the "Restricted Period"), whether voluntarily or involuntarily, Executive will not, without the express written consent of the General Counsel of the Company or her or his designee, directly or indirectly perform the same or similar duties that Executive performed for the Company during the two (2) years preceding the termination of Executive’s employment, for any Competing Business. A “Competing Business,” as used in this Agreement, means only those companies (and their subsidiaries) set forth on the Appendix attached hereto. Notwithstanding any of the foregoing to the contrary, if Executive is employed by the Company in Georgia, Louisiana, or South Dakota, then the geographic scope of this restriction is limited to the counties, municipalities, and/or parishes in which Executive worked for the Company, and all directly adjacent counties, municipalities, and/or parishes within the same state. The Restricted Period set forth in this Section 10(b) shall not expire and shall be tolled during any period in which Executive is in violation of such restrictive period; and therefore, such Restricted Period shall be extended for a period equal to the duration of Executive’s violations thereof. Executive further agrees that he will promptly disclose the existence of the post-employment restriction set forth in this Section 10(b) to all subsequent employers and/or prospective employers until all such covenant has expired. The restrictive covenant set forth in this Section 10(b) above (the “Non-Competition Covenant”) shall be the sole covenant governing restrictions on Executive’s engaging in competitive activity, and shall supersede and control over any and all other non-competition covenants, governing Executive’s non-competition obligations to the Company during and after Executive’s employment. For the avoidance of doubt, the Non-Competition Covenant (x) shall supersede and control over covenants in Section 10.5 of the SESP (as in effect on or after the date hereof) and the covenant titled “Non-Competition” in the applicable section of Executive’s award agreements under the Company Equity and Incentive Plan (entered into at any time); (y) shall not supersede or control over any of the covenants in Sections 10.2, 10.3, and 10.4 of the SESP (as in effect at any time), the covenants titled “Non-Solicitation of and Non-Interference with Employees” and “Non-Solicitation and Non-Service of Customers” in the applicable sections of award agreements under the Company’s Equity and Incentive Plan (entered into at any time), or any other restrictive covenants of Executive (entered into at any time) governing non-solicitation of or non-interference with customers or non-solicitation of, non-hire of or non-interference with employees; and (z) shall not control over any other agreement between Executive and the Company (or an affiliate of the Company) that is entered into after the date hereof that provides, by specific reference to this Section 10(b), that the Non-Competition Covenant is not so controlling.

If Executive engages in restricted conduct prohibited in this Section 10(b) for any reason, in addition to all other remedies in law and/or equity available to the Company, (i) Executive shall forfeit all performance units granted in 2016 and all stock options, restricted stock units and performance units granted on or after January 1, 2017 (whether or not vested) and shall immediately pay to the Company, (I) with respect to previously exercised stock options, an amount equal to (x) the per share Fair Market Value of the Stock (as defined in the Company Equity and Incentive Plan) on the date on which the Stock was issued with respect to the applicable previously exercised options times (y) the number of shares of Stock underlying such previously exercised options, without regard to any taxes that may have been deducted from such amount, and (II) Executive shall forfeit all restricted stock units and performance units (whether or not vested) and shall immediately pay to the Company, with respect to any such previously vested units, a cash amount equal to the Fair Market Value of the Stock on the date on which the Stock was issued with respect to such units, without regard to any taxes that may have been deducted from such amount; (ii) the Company shall be entitled to monetary damages incurred as a result of such conduct, (iii) the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such conduct, and (iv) the Company shall be entitled to all reasonable sums and costs, including attorneys’ fees, incurred to successfully defend or enforce the provisions of this Agreement (and shall pay to Executive all reasonable sums and costs, including attorneys’ fees, incurred by Executive if such effort is not successful).

11.    Miscellaneous.

(a)    Successors and Assigns.

(i)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its respective successors and permitted assigns and the Company shall require any respective successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

(ii)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)    Fees and Expenses. The Company will pay Executive’s reasonable professional fees incurred in connection with the negotiation and preparation of this Agreement up to a maximum of fifty thousand dollars ($50,000). The Company shall reimburse Executive (or cause him to be reimbursed) for all expenses (including reasonable attorney’s fees) incurred by Executive in enforcing this Agreement or any provision hereof or as a result of the Company contesting the validity or enforceability of this Agreement or any provision hereof, regardless of the outcome thereof, provided, that the Company shall not be obligated to pay any such fees and expenses arising out of any action brought by Executive if the finder of fact in such action determines that Executive’s position in such action was frivolous or maintained in bad faith. Such costs shall be paid to Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

(c)    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to the other Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of Executive, to the most recent address shown in the personnel records of the Company or its Affiliates. All notices and communications shall be deemed to have been received on the date of personal delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)    Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(e)    Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(f)    Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other federal law applicable to the employment arrangements between Executive and the Company; provided, and for the avoidance of doubt, the adjudication of any dispute between Executive and the Company in respect of Executive’s entitlements under the SESP or Section 5 hereof shall be de novo by a court of competent jurisdiction. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide (or cause to be provided) economically equivalent payments or benefits to Executive to the extent permitted by law.

(g)    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(h)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(i)    Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(j)    Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(k)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

(l)    Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(m)    Entire Agreement. This Agreement and the SESP constitute the entire agreement between or among Executive, Old DuPont and the Company and supersede all prior agreements (including without limitation, effective the Effective Date, the Prior Agreement), understandings and arrangements, oral or written, between or among Executive, Old DuPont and the Company, with respect to the subject matter hereof, including without limitation any term sheets or other similar presentations. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a participant (“Other Agreement”), this Agreement shall control unless such Other Agreement specifically refers to this Agreement as not so controlling.

(n)    Certain Executive Acknowledgments. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement.

(o)    Indemnification; D&O Insurance. Executive shall be indemnified and held harmless (including advances of attorneys fees and costs, subject to a customary undertaking to refund such amounts if finally determined not to be so indemnifiable), and covered under any contract of directors and officers liability insurance that covers members of the Board in respect of his actions and omissions to act as an officer of the Company and member of the Board (including service on any committee thereof) or otherwise on behalf of the Company, including without limitation as an officer or member of the board of directors of Old DuPont (for the avoidance of doubt, including without limitation prior to the Closing Date), to the maximum extent permitted under the Company certificate of incorporation and Bylaws and applicable law. This Section 11(o) shall survive the termination of Executive’s employment and the expiration of the Employment Term.

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the day and year first above written.

DUPONT DE NEMOURS, INC.

By:         /s/ Darrell Ford
Name: Darrell Ford
Title: Chief Human Resources Officer

EXECUTIVE

/s/ Edward D. Breen
Edward D. Breen

[Signature Page to Edward D. Breen Employment Agreement]
APPENDIX

1.	3M Company
2.	AGRANA Beteiligungs-Aktiengesellschaft
3.	Akzo Nobel N.V.
4.	Albemarle Corporation
5.	ALPEK, S.A.B. de C.V.
6.	Archer-Daniels-Midland Company
7.	Arkema S.A.
8.	Asahi Kasei Corporation
9.	Ashland Global Holdings Inc.
10.	Associated British Foods plc
11.	Axalta Coating Systems Ltd.
12.	BASF SE
13.	Bayer Aktiengesellschaft
14.	Berry Global Group, Inc.
15.	Braskem S.A.
16.	Bunge Limited
17.	Cabot Corporation
18.	Celanese Corporation
19.	CF Industries Holdings, Inc.
20.	China National Chemical Corporation Limited
21.	Chr. Hansen Holding A/S
22.	CHS Inc.
23.	Clariant AG
24.	Compagnie de Saint-Gobain S.A.
25.	Covestro AG
26.	DIC Corporation
27.	Eagle Materials Inc.
28.	Eastman Chemical Company
29.	Ecolab Inc.
30.	Evonik Industries AG
31.	Exxon Mobil Corporation
32.	Ferro Corporation
33.	FMC Corporation
34.	Formosa Chemicals & Fibre Corporation
35.	Givaudan SA
36.	Glanbia plc
37.	Hailiang Group Co., Ltd.
38.	Hanwha Chemical Corporation
39.	Heilongjiang Beidahuang Land Reclamation Group Corporation
40.	Hitachi Chemical Company, Ltd.
41.	Honeywell International Inc.
42.	Huntsman Corporation
43.	Hyosung Corporation
44.	Illinois Tool Works Inc.
45.	Indorama Ventures Public Company Limited
46.	Ingredion Incorporated
47.	International Flavors & Fragrances Inc.
48.	Johnson Matthey Plc
49.	JSR Corporation
50.	Kaneka Corporation
51.	Kerry Group plc
52.	Kolon Industries, Inc.
53.	Koninklijke DSM N.V.
54.	Kumho Petrochemical Co., Ltd.
55.	Kuraray Co., Ltd.
56.	LafargeHolcim Ltd
57.	Land O'Lakes, Inc.
58.	LANXESS Aktiengesellschaft
59.	LG Chem, Ltd.
60.	LIXIL Group Corporation
61.	Lotte Chemical Corporation
62.	LyondellBasell Industries N.V.
63.	Mapei SpA
64.	Mexichem, S.A.B. de C.V.
65.	Mitsubishi Chemical Holdings Corporation
66.	Mitsui Chemicals, Inc.
67.	Novozymes A/S
68.	Nutrien Ltd.
69.	Olin Corporation
70.	Owens Corning
71.	PPG Industries, Inc.
72.	Platform Specialty Products Corporation
73.	PolyOne Corporation
74.	PTT Global Chemical Public Company Limited
75.	Saudi Basic Industries Corporation
76.	Shin-Etsu Chemical Co., Ltd.
77.	Sinopec Shanghai Petrochemical Company Limited
78.	SK Innovation Co., Ltd.
79.	SKC Co., Ltd.
80.	Solvay SA
81.	Syngenta AG
82.	Sumitomo Chemical Company, Limited
83.	Tate & Lyle plc
84.	Teijin Limited
85.	The Mosaic Company
86.	Toray Industries, Inc.
87.	Toyobo Co., Ltd.
88.	Travis Perkins plc
89.	Trinseo S.A.
90.	Tronox Limited
91.	Umicore S.A.
92.	UPL Limited
93.	USG Corporation
94.	Wacker Chemie AG
95.	Westlake Chemical Corporation
96.	Yunnan Yuntianhua Co., Ltd.

EXHIBIT A
GENERAL RELEASE
DowDuPont Inc. (“Employer”) and Edward D. Breen, his/her heirs, executors, administrators, successors, and assigns (collectively “Employee”), agree that:
1.    Last Day of Employment. Employee’s last day of employment with Employer, and/or each of Employer’s parents, affiliates, and subsidiaries, is              , 20__     (“Separation Date”).
2.    Consideration. Provided that (a) Employee signs this General Release (“Agreement”) and does not revoke this Agreement within the time periods set forth herein, and (b) Employee complies with the provisions of Section 10 (Restrictive Covenants) of the Company’s Senior Executive Severance Plan, Employee will receive the payments and benefits set forth in Section 9(c) of the Employment Agreement entered into ______________, 201_ by and between Employer and Employee (“Employment Agreement”), including the cash payments set forth on Attachment 1 hereto. Such payments and benefits shall be provided in accordance with the terms of the Employment Agreement, and will not be paid before Employee’s employment with Employer terminates on the Separation Date, Employee signs this Agreement within the time period set forth below, the revocation period set forth below expires, and Employee has not revoked Employee’s acceptance of this Agreement.
3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.
4.    General Release, Claims Not Released and Related Provisions.
a.    General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates and subsidiaries, each of their divisions, predecessors, insurers, successors and assigns, and all of their current and former employees, attorneys, officers, directors and agents, whether now in existence or hereafter created, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, complaints, actions, suits, arbitrations, disputes, rights, promises, obligations, losses, damages, costs, fees, attorneys’ fees or liabilities of every kind whatsoever, in law or in equity known and unknown, asserted or unasserted (“Claims”), which Employee ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Agreement, including, but not limited to (A) any such Claims relating in any way to Employee’s employment relationship with Employer or any other Releasee, (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act of 1970, the Delaware, Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protections Act, each as amended and including each of their respective implementing regulations, and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released, and (C) any such public policy, contract, tort, or common law Claim, including without limitation, breach of contract, breach of a covenant of good faith and fair dealing, interference with business opportunity or contracts, negligence, misrepresentation, fraud, detrimental reliance, personal injury, assault, battery, defamation, false light, invasion of privacy, infliction of emotional distress, retaliation, constructive discharge, or wrongful discharge; (ii) arising out of or relating to the termination of Employee’s employment with Employer or any other Releasee; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between Employer or any other Releasee and Employee, including, but not limited to, the Employment Agreement.
b.    Claims Not Released. Employee is not waiving any rights he/she may have to: (a) his own vested or accrued employee benefits under Employer’s health, welfare, or retirement plans as of the Separation Date; (b) his benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) claims for indemnification (including advances) under Section 11(p) of the Employment Agreement, under the Merger Agreement (as defined in the Employment Agreement) or under the Company’s governing instruments or applicable law, or any applicable contract of directors and officers liability insurance, (d) claims as a stockholder of the Company, (e) any bounty that may be recoverable as a result of participating in the Securities and Exchange Commission’s whistleblower program, or any other bounty program for which recovery cannot be waived as a matter of law; (f) pursue claims which by law cannot be waived by signing this Agreement; (g) enforce this Agreement; and/or (h) challenge the validity of this Agreement.
c.    Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws, or any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made to such an anti-discrimination agency, Employee shall not be entitled to recover any individual monetary relief or other individual remedies, except that Employee may recover any bounty that may be payable as a result of participating in the Securities and Exchange Commission’s whistleblower program as set forth in paragraph “4b” above.
In addition, nothing in this Agreement or any other agreement with or policy of Employer or any other Releasee, including but not limited to the release of claims, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
5.    Waiver of California Civil Code § 1542 (for Employees who lived and/or worked for Employer in California). To affect a full and complete release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the California Civil Code states:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release of all claims, Employee expressly acknowledges this Agreement is intended to include, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Employee warrants Employee has read this Agreement, including this waiver of California Civil Code section 1542, and has had the opportunity to consult with legal counsel about this Agreement and specifically about this waiver of section 1542, and that Employee understands this Agreement and the section 1542 waiver. Employee therefore freely and knowingly enters into this Agreement. Employee acknowledges he/she may later discover facts different from or in addition to those he/she now knows or believes to be true regarding the matters released or described in this Agreement, and even so agrees the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies described in this Agreement or with regard to any facts now unknown relating to those matters.
6.     Acknowledgments and Affirmations.
     a.    Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement.
     b.    Employee also affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.
     c.    To the extent that Employee has any pending applications or claims for benefits, including Long-Term Disability benefits, Employee hereby withdraws such applications and/or claims in consideration of this Agreement.
     d.    Employee further affirms that Employee has no known workplace injuries or occupational diseases that Employee has not disclosed to Employer.
     e.    Employee further affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
7.    Limited Disclosure. Employee agrees, prior to any public disclosure by the Company, not to disclose any information regarding the substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency.
8.    Return of DuPont Property.
a.    Employee affirms that Employee has returned all of Employer’s property, documents, and/or confidential information in Employee’s possession or control, whether in hard copy of electronic format. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.
b.    Notwithstanding any other provision of this Agreement or any other agreement with or policy of Employer or any other Releasee, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.    Rights in Connection With Investigations. Notwithstanding any of the foregoing to the contrary, nothing in Agreement or any other policy or agreement with Employer or any other Releasee shall be construed to prohibit Employee from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any Inspector General, or making other disclosures that are protected under the whistleblower provision of law or regulation. Employee is not required to obtain prior approval or notify Employer that such reports or disclosures have been made. Furthermore, Employee’s cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies or law enforcement agencies will not violate any provision of this Agreement.
10.    Cooperation. Following the termination of Employee’s employment, Employee agrees to cooperate with Employer in any reasonable manner as Employer may request, including, but not limited to, furnishing information to and otherwise consulting with Employer, and assisting Employer in any litigation or potential litigation or other legal matters in which Employer (or any of the Releasees) and Employee are not adverse, provided that such litigation or potential litigation or other legal matters concern or relate to Employee’s employment with Employer, including, but not limited to, meeting with and fully answering the questions of Employer or its representatives or agents, and testifying and preparing to testify at any deposition or trial. Employer agrees to compensate Employee for any reasonable and documented out-of-pocket expenses incurred as a result of such cooperation.
11.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. Any action arising out of or relating to this Agreement or Employee’s employment or termination of employment shall be brought exclusively in the state or federal courts of the State of Delaware, and the Parties expressly consent to the jurisdiction and venue of such courts. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
12.    [Explanation of Selection Process, Eligibility Requirements, and Decisional Unit Data.]
13.    Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
14.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
15.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except any written intellectual property, restrictive covenant or confidentiality agreements between Employer and Employee, which are incorporated herein by reference and shall remain in full force and effect. If any such agreements are in conflict with each other, they shall be construed to provide the maximum protection for Employer.
16.    Expiration of Offer & Revocation. The offer contained in this Agreement will expire if it is not accepted within [twenty-one (21)] [forty-five (45)] calendar days following Employee’s Separation Date, unless such expiration is waived in writing by an authorized designee of Employer. Employee may revoke the Agreement for up to seven (7) calendar days after signing the Agreement, after which the Agreement will become irrevocable, unless Employee is employed in Minnesota, in which case Employee may revoke the Agreement for up to fifteen (15) calendar days after signing the Agreement, after which the Agreement will become irrevocable. Any such revocations shall be submitted by either:
     a.    Mailing a revocation notice, with the subject line “Revocation,” to: HR Direct Service Center, Attention: Release, 974 Centre Road, Wilmington, Delaware 19805; or
     b.    Emailing a revocation notice, with the subject line “ Revocation,” to: hrdirect.usa@dupont.com.
Provided that Employee has not revoked this Agreement in the time frames set forth above, this Agreement shall become effective on the eighth (8th) day after it has been executed by Employee.
17.    Execution and Return of Agreement. This Agreement may be executed and returned on or after the Separation Date by either:
     a.    Mailing a signed copy of this complete agreement (not just the signature page), with subject line “Release,” to: HR Direct Service Center, Attention: Release, 974 Centre Road, Wilmington, Delaware 19805; or
     b.    Scanning and emailing a signed copy of this complete agreement (not just the signature page), with subject line “Release,” to: hrdirect.usa@dupont.com.
This Agreement may not be executed or returned prior to the Separation Date. The Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute the same instrument. A signature made on a copy of this Agreement transmitted by electronic mail will have the same effect as the original signature.
EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO [TWENTY ONE (21)] [FORTY-FIVE (45)] CALENDAR DAYS FOLLOWING EMPLOYEE’S SEPARATION DATE TO EXECUTE AND RETURN THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT. EMPLOYEES WHO WERE EMPLOYED BY EMPLOYER WITHIN THE STATE OF WEST VIRGINIA ARE FURTHER ADVISED THAT THE WEST VIRGINIA STATE BAR ASSOCIATION CAN BE REACHED AT 1 (800) 642-3617.
EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. IF EMPLOYEE WAS EMPLOYED BY EMPLOYER WITHIN THE STATE OF MINNESOTA, EMPLOYEE MAY ALSO REVOKE EMPLOYEE’S WAIVER OF CLAIMS UNDER THE MINNESOTA HUMAN RIGHTS ACT WITHIN FIFTEEN (15) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. INFORMATION ON HOW TO SUBMIT A REVOCATION IS SET FORTH IN PARAGRAPH 16, ABOVE.
EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO [TWENTY ONE (21)] [FORTY-FIVE (45)] CALENDAR DAY CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.
The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EDWARD D. BREEN	DOWDUPONT INC.

By:	By:
[Insert Appropriate Signatory]

Date	Date:

This Agreement shall not be signed by Employee prior to the Separation Date.

Attachment 1
Cash Payments and Benefits
[Insert schedule of cash payments and noncash benefits pursuant to Section 5 or Section 9(b) of the Employment Agreement]